Exhibit 3.1

                           THIRD AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                   VECTOR INTERSECT SECURITY ACQUISITION CORP.

            Vector Interest Security Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of
Delaware (the "Corporation"), does hereby certify as follows:

            1.    The name of the Corporation is Vector Intersect Security
Acquisition Corp. The date of filing of its original Certificate of
Incorporation with the Secretary of State was July 19, 2005.

            2.    The Corporation filed an amendment to its original Certificate of Incorporation with the Secretary of State on June 7, 2006.

            3.    The Corporation filed an Amended and Restated Certificate of
Incorporation with the Secretary of State on July 28, 2006.

            4.    The Corporation filed a Second Amended and Restated
Certificate of Incorporation with the Secretary of State on March 9, 2007.

            5.    The Third Amended and Restated Certificate of Incorporation
of the Corporation, in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

            6.    The Third Amended and Restated Certificate of Incorporation
so adopted reads in its entirety as set forth in Exhibit A attached hereto and is incorporated herein by reference.

            7.    This Third Amended and Restated Certificate of Incorporation
shall be effective on the date of filing with the Secretary of State of the
State of Delaware.

            IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by its Executive Vice
President and Secretary on this     day of March, 2007.

                               Vector Intersect Security Acquisition Corp.

                               By: /s/ Amit Avnet
                                   ________________________________________
                                   Name:  Amit Avnet
                                   Title: Executive Vice President and Secretary

                                    EXHIBIT A

                           THIRD AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                   VECTOR INTERSECT SECURITY ACQUISITION CORP.

      FIRST:      The name of the corporation is Vector Intersect Security
Acquisition Corp. (the "Corporation").

      SECOND:     The registered office of the Corporation is to be located at
615 South DuPont Highway, Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

      THIRD:      Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law ("GCL"). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation;
provided, however, that in the event a Business Combination (as defined below)
is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors (the "Board") or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the
Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation's powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article THIRD may not be amended without the affirmative vote of at least 90% of the outstanding IPO Shares (as defined below).

      FOURTH:     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 51,000,000 of which
50,000,000 shares shall be common stock of the par value of $.001 per share
("Common Stock") and 1,000,000 shares shall be preferred stock of the par value of $.001 per share ("Preferred Stock").

            (A)   Preferred Stock. The Board is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the
Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the
Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

            (B)   Common Stock. Except as otherwise required by law or as
otherwise provided in any Preferred Stock Designation, the holders of the Common
Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

      FIFTH:      The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Third Amended and Restated
Certificate of Incorporation and terminating upon the consummation of any
Business Combination, and may not be amended during the Target Business
Acquisition Period (as defined below) without the affirmative vote of at least
90% of the outstanding IPO Shares (as defined below). A "Business Combination"
shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of one or more Target Businesses (as defined below) having collectively, a fair market value (as calculated in accordance with the requirements set forth below)
of at least 80% of the Corporation's net assets at the time of the acquisition, provided, that, any acquisition of multiple operating businesses shall occur contemporaneously with one another. A "Target Business" shall mean an operating business based either in the United States or abroad that conducts business in the homeland security, national security and/or command and control industries or a business relating to the manufacture of products for use in such industries. The "Target Business Acquisition Period" shall mean the period from the effectiveness of the Registration Statement (as defined below) filed in connection with the Corporation's initial public offering of securities ("IPO")
up to and including the first to occur of (x) consummation by the Company of a
Business Combination or (y) the Termination Date (defined below). For purposes of this Article, fair market value shall be determined by the Board based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value. If the Board is not able to independently determine that a Target Business has a sufficient fair market value, or if a conflict of interest exists, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria.

            (A)   Immediately after the Corporation's IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter's over-allotment option) specified in the
Corporation's registration statement on Form S-1 filed with the Securities and
Exchange Commission (the "Registration Statement") at the time it goes effective shall be deposited and thereafter held in a trust account established by the
Corporation (the "Trust Account"). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) consummation by the Company of a
Business Combination or (ii) the liquidation of the Corporation as discussed in
Paragraph D below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that
(x) up to $1,500,000 of the interest earned on the Trust Account may be released to the Corporation to fund the Corporation's working capital requirements and to repay certain loans made to the Corporation by members of the Corporation's management, and (y) the Corporation shall be entitled to withdraw such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account. Notwithstanding the foregoing, in no event may interest earned on the Trust Account be released if such release would reduce the balance in the Trust Account below the balance immediately following the consummation of the Corporation's IPO.

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            (B)   Prior to the consummation of any Business Combination, the
Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that the holders of a majority of the outstanding IPO Shares approve such
Business Combination, the Corporation shall be authorized to consummate the
Business Combination; provided that the Corporation shall not consummate any
Business Combination if the holders of 20% or more of the IPO Shares exercise their redemption rights described in Paragraph C below.

            (C)   In the event that a Business Combination is approved in
accordance with the above Paragraph (B) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the
IPO (the "IPO Shares") who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation redeem such holder's IPO Shares for cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, redeem such holder's IPO Shares for cash at a per share price equal to (i) the amount held in the Trust Account as of two business days prior to the consummation of the Business Combination
(net of taxes payable), less (x) the portion of the proceeds attributable to the
Private Placement (as defined below) and the underwriters' deferred compensation with respect to the IPO, and (y) any interest earned on either the underwriters'
deferred compensation with respect to the IPO or the proceeds of the Private
Placement, divided by (ii) the total number of IPO Shares. "Private Placement"
shall mean the Corporation's private placement immediately prior to its consummation of the IPO, of units each consisting of one share of Common Stock
(collectively, the "Private Placement Shares") and one Common Stock purchase warrant. "Trust Account" shall mean the trust account established by the
Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO and the Private Placement are deposited.

            (D)   In the event that the Corporation does not consummate a
Business Combination by the later of (i) 18 months after the consummation of the
IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such
18 month period (such later date being referred to as the "Termination Date"), the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Trust Account to holders of the IPO Shares as soon as reasonably practicable, and after approval of the
Corporation's stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board, pursuant to Section 275(a) of the
GCL, in which the Board finds the dissolution of the Corporation advisable and providing such notices as are required by said Section 275(a) of the GCL as promptly thereafter as possible. In the event that the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust
Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation's remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the
Corporation other than IPO Shares.

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            (E)   A holder of IPO Shares shall be entitled to receive funds from the Trust Account only in the event of a liquidation of the Trust Account to holders of IPO Shares in connection with the dissolution of the Corporation pursuant to the terms of the investment management trust agreement governing the
Trust Account or in the event that such holder demands redemption of his shares in accordance with paragraph (B), above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust
Account. A holder of Private Placement Shares or any other shares of capital stock of the Corporation shall not have any right or interest of any kind in or to the Trust Account.

            (F)   Unless and until the Corporation has consummated a Business
Combination as permitted under this Article FIFTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or otherwise.

            (G)   Except as the GCL may otherwise require, in the interim
between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's By-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

      SIXTH:      The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (A)   Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

            (B)   The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the By-laws of the Corporation as provided in the By-laws of the Corporation.

            (C)   The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

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            (D)   In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

      SEVENTH:

            (A)   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the
GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the
Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

            (B)   The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

      EIGHTH:     Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this
Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this
Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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